Exhibit 10.1

PROMISSORY NOTE

$400,000.00	June 28, 2024

1. Obligation. For value received, American Rebel Holdings, Inc., a Nevada company (the “Maker”), by and on behalf of its wholly-owned subsidiary American Rebel Beverages, LLC, promises to pay to Lawrence Sinks, or his order (the “Holder”) the Principal Amount and Interest (both as defined below) in the manner and upon the terms and conditions set forth herein.

2. Amount and Payment.

a.	Principal. The principal amount (“Principal Amount”) of this Promissory Note (the “Note”) is Four Hundred Thousand Dollars and No Cents ($400,000.00).

b.	Repayment Amount. The repayment amount of this Note is Five Hundred Twenty Thousand Dollars and No Cents ($520,000.00) (the “Repayment Amount”). The entire Repayment Amount of this Note shall be repaid on September 30, 2024, unless prepaid as set forth below.

c.	Prepayment Discount.

	i.	If this Note is repaid on or before July 31, 2024, the Repayment Amount shall be reduced to Four Hundred Eighty Thousand Dollars ($480,000.00).

	ii.	If this Note is repaid on or before August 31, 2024, the Repayment Amount shall be reduced to Five Hundred Thousand Dollars ($500,000.00).

	iii.	If this Note is repaid after August 31, 2024, the Repayment Amount shall remain as set forth in Section 2(b) above.

3. Manner and Place of Payment. Payments due under this Note shall be made in lawful money of the United States of America. Such payment shall be delivered to the address of the Holder set forth in the records of the Maker or at such other place as the Holder shall have designated to the Maker in writing.

4. Events of Default. The following shall each constitute an “Event of Default” under this Note: (i) default in the payment when due of the Principal Amount and Interest, and such default shall continue for a period of five (5) days; and (ii) any of the following events of bankruptcy or insolvency: (A) the Maker shall file a voluntary bankruptcy or reorganization petition under the provisions of the Federal Bankruptcy Act, any other bankruptcy or insolvency law or any other similar statute applicable to the Maker (“Bankruptcy Laws”), (B) the Maker shall consent to the filing of any bankruptcy or reorganization petition against it under any Bankruptcy Law, or (C) the Maker shall file a petition or answer or consent seeking relief or assisting in seeking relief for the Maker in a proceeding under any Bankruptcy Law or any answer admitting the material allegations of a petition filed against it in such a proceeding.

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5. Remedies Upon Event of Default. Upon the occurrence of an Event of Default specified in Section 4 above, the Holder shall have the right to declare that all the Principal Amount of and Interest on this Note shall, at the option of Holder, be immediately due and payable, without further presentment, notice or demand for payment.

6. Use of Proceeds. The Principal Amount of this Note shall be utilized solely by American Rebel Beverages, LLC for the items set forth on Exhibit A hereto.

7. Expenses of Enforcement. The Maker agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, as a court of competent jurisdiction shall award, which the Holder shall incur in connection with any legal action or legal proceeding commenced for the collection of this Note or the exercise, preservation or enforcement of the Holder’s rights and remedies thereunder.

8. Cumulative Rights and Remedies. All rights and remedies of the Holder under this Note shall be cumulative and not alternative and shall be in addition to all rights and remedies available to the Holder under applicable law.

9. Governing Law and Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of Nevada or in the federal courts located in the State of Nevada, County of Clark. Both parties-agree to submit to the jurisdiction of such courts. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Maker in any other jurisdiction to collect on the Maker’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

10. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

11. Rate of Interest. If this Note is subject to a law which sets maximum loan charges, and that law is finally interpreted so that the interest or other charges collected or to be collected in connection with this Note exceed the permitted limits, then: (a) any such charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from Maker which exceeded permitted limits will be refunded to Maker. Holder may choose to make this refund by reducing the principal owed under the Note or by making a direct payment to Maker. If a refund reduces principal, the reduction will be treated as a partial prepayment without penalty.

12. Further Assurances. The Maker shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person/entity) as may be reasonably required or desirable to carry out or to perform the provisions of this Note.

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IN WITNESS WHEREOF, the Maker has caused this Note to be signed in its name effective as of this 28th day of June, 2024.

AMERICAN REBEL HOLDINGS, INC.

By:	/s/ Charles A. Ross, Jr.
Charles A. Ross, Jr., CEO

HOLDER:

/s/ Lawrence Sinks
Lawrence Sinks

Address:

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EXHIBIT A – USE OF PROCEEDS

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